Exhibit 99.1

NEWS RELEASE

For additional information, contact:

Oncor Communications: 877.426.1616

Oncor Investor Relations: 214.486.4776

ONCOR REPORTS SOLID FIRST QUARTER 2018 RESULTS

•	Improved First Quarter Earnings

•	Sempra Energy’s Acquisition of Majority Ownership of Oncor Completed

•	Oncor Leadership Succession Plan Implemented

•	Additional Equity Investment Received From Members

DALLAS (May 7, 2018) — Oncor Electric Delivery Company LLC (“Oncor”) today reported first quarter 2018 net income of $89 million compared with first quarter 2017 net income of $73 million.

Oncor’s first quarter 2018 results included the effects of the rate case settlement (effective November 2017), the Sharyland Asset Exchange and favorable weather, partially offset by costs associated with the Sempra Energy (NYSE: SRE) acquisition. Financial and operational results are provided in Tables A, B, C and D on pages 3-5.

“We are pleased with our solid performance in the first quarter,” said Allen Nye, chief executive of Oncor. “During the quarter, we successfully closed the transaction with Sempra Energy and completed our leadership succession as planned. We look forward to continuing our strong financial and operational performance in 2018 as we continue to deliver our customers the lowest rates of any investor-owned utility in Texas.”

Operating Highlights

On March 9, after receiving final regulatory approvals, Sempra Energy completed its acquisition of an approximate 80 percent ownership interest in Oncor. With the closing of the Sempra Energy transaction, Oncor now has a financially strong and dynamic majority owner who will partner with Oncor in our efforts to continue to provide the safest, most reliable and affordable electric service to our customers.

Effective with the closing of the Sempra Energy transaction on March 9, Oncor implemented its previously-announced leadership succession plan. Allen Nye, who had been serving as Oncor’s senior vice president and general counsel, became Oncor’s chief executive, succeeding Robert S. Shapard, who became Oncor’s chairman.

In April 2018, Sempra Energy and our other member contributed a total of $144 million in cash proportionate to their equity ownership interests to Oncor. Completion of this additional equity investment satisfies one of the regulatory commitments made by Sempra Energy and Oncor in their change-in-control proceeding.

Sempra Energy Internet Broadcast Today

Sempra Energy (NYSE: SRE) will broadcast a live discussion of its reported results over the Internet today 12 p.m. EDT with senior management of Sempra Energy and Oncor. Access is available at sempra.com. For those unable to obtain access to the live webcast, it will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering passcode 1980202.

Oncor’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 will be filed with the U.S. Securities and Exchange Commission after Sempra Energy’s conference call.

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Headquartered in Dallas, Oncor Electric Delivery Company LLC is a regulated electricity distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor operates the largest distribution and transmission system in Texas, delivering power to more than 3.5 million homes and businesses and operating more than 134,000 miles of transmission and distribution lines in Texas. While Oncor is owned by a limited number of investors (including majority owner, Sempra Energy), Oncor is managed by its Board of Directors, which is comprised of a majority of disinterested directors.

Sempra Energy, based in San Diego, is a Fortune 500 energy services holding company with 2017 revenues of more than $11 billion. Sempra Energy is the utility holding company with the largest U.S. customer base. The Sempra Energy companies’ approximately 20,000 employees serve more than 40 million consumers worldwide.

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Oncor Electric Delivery Company LLC

Table A - Condensed Statements of Consolidated Net Income ($ millions)

	Three Months Ended March 31, 2018	Three Months Ended March 31, 2017
Operating revenues	$990	$935

Operating expenses:
Wholesale transmission service	245	231
Operation and maintenance	219	188
Depreciation and amortization	166	195
Provision in lieu of income taxes	33	45
Taxes other than income	125	112

Total operating expenses	788	771

Operating income	202	164
Other income and (deductions) — net	(32)	(11)
Nonoperating provision (benefit) in lieu of income taxes	(7)	(5)
Interest expense and related charges	88	85

Net income	$89	$73

Oncor Electric Delivery Company LLC

Table B - Condensed Consolidated Balance Sheets ($ millions)

	At March 31, 2018	At December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$36	$21
Trade accounts receivable — net	587	635
Amounts receivable from members related to income taxes	—	26
Materials and supplies inventories — at average cost	107	91
Prepayments and other current assets	92	88

Total current assets	822	861
Investments and other property	120	113
Property, plant and equipment – net	15,171	14,879
Goodwill	4,064	4,064
Regulatory assets	2,130	2,180
Other noncurrent assets	13	23

Total assets	$22,320	$22,120

LIABILITIES AND MEMBERSHIP INTERESTS
Current liabilities:
Short-term borrowings	$1,075	$950
Long-term debt due currently	825	550
Trade accounts payable	309	242
Amounts payable to members related to income taxes	32	21
Accrued taxes other than amounts related to income	78	190
Accrued interest	70	83
Other current liabilities	178	188

Total current liabilities	2,567	2,224
Long-term debt, less amounts due currently	5,293	5,567
Liability in lieu of deferred income taxes	1,528	1,517
Regulatory liabilities	2,853	2,807
Employee benefit obligations and other	2,086	2,102

Total liabilities	14,327	14,217

Membership interests :
Capital account—number of interests outstanding 2018 and 2017 – 635,000,000	8,093	8,004
Accumulated other comprehensive loss	(100)	(101)

Total membership interests	7,993	7,903

Total liabilities and membership interests	$22,320	$22,120

Oncor Electric Delivery Company LLC

Table C - Condensed Statement of Consolidated Cash Flows ($ millions)

	At March 31, 2018	At March 31, 2017
Cash flows – operating activities:
Net income	$89	$73
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	196	207
Provision in lieu of deferred income taxes – net	10	111
Other – net	—	(1)
Changes in operating assets and liabilities:
Regulatory accounts related to reconcilable tariffs	30	(12)
Other operating assets and liabilities	10	23

Cash provided by operating activities	335	401

Cash flows — financing activities:
Net increase in short-term borrowings	125	91
Distributions to members	—	(86)

Cash provided by financing activities	125	5

Cash flows — investing activities:
Capital expenditures	(450)	(426)
Other – net	5	5

Cash used in investing activities	(445)	(421)

Net change in cash and cash equivalents	15	(15)
Cash and cash equivalents — beginning balance	21	16

Cash and cash equivalents — ending balance	$36	$1

Oncor Electric Delivery Company LLC

Table D – Operating Statistics

	At March 31, 2018	At March 31, 2017
Electric energy volumes (gigawatt-hours):
Residential	10,444	8,489
Other (a)	18,990	16,889

Total electric energy volumes	29,434	25,378

Electricity distribution points of delivery (end of period and in thousands) (b)	3,572	3,450

(a)	Includes small business, large commercial and industrial and all other non-residential distribution points of delivery.
(b)	Based on number of active meters